                                            Exhibit 10.3

RESTRICTED STOCK UNIT AWARD AGREEMENT
(2018 Performance-Based Award - Investment Results)

This Agreement (“Agreement”) is made this <Grant Date> by and between <Participant Name> (“Participant”) and The Progressive Corporation (the “Company”).

1.    Definitions. Unless otherwise defined or expressly given a different meaning in this
Agreement, each capitalized term in this Agreement shall have the meaning given to it in The Progressive Corporation 2015 Equity Incentive Plan (the “Plan”). References herein to performance results of the
Company mean the applicable results achieved by the Subsidiaries and mutual company and other affiliates of the Company in the portfolio(s) to the extent directly managed by Progressive Capital
Management Corp. during the Evaluation Period (“Managed Portfolios”).

2.    Award of Restricted Stock Units. The Company grants to Participant an award (the
“Award”) of performance-based restricted stock units (“Restricted Stock Units” or “Units”), pursuant to, and subject to, the terms of the Plan. The Award is based on a target award value of <# of Units> Units
(the “Target Award Units”). The number of Restricted Stock Units that are ultimately earned pursuant to the Award (if any) will be determined based on the Target Award Units and the procedures and calculations set forth in this Agreement. Under the calculations set forth below, the maximum potential
Award is a number of Units equal to two (2.0) times the Target Award Units (the “Maximum Award
Units”) plus any related Dividend Equivalents.

3.    Condition to Participant’s Rights under this Agreement. This Agreement shall not become effective, and Participant shall have no rights with respect to the Award or any Restricted Stock
Units, unless and until Participant has fully executed this Agreement and delivered it to the Company. In the Company’s sole discretion, such execution and delivery may be accomplished through electronic means.

4.    Restrictions; Vesting. Subject to the terms and conditions of the Plan and this Agreement, including the provisions of Paragraph 8 below, Participant’s rights in and to Restricted Stock Units shall vest, if at all, as follows:

a.    Evaluation Period. The “Evaluation Period” shall be the three-year period comprised of the calendar years 2018, 2019 and 2020.

b.    Certification. The Award shall vest (if at all) only if, to the extent, and when the Committee certifies:

i.     the Performance Ranking of the Company’s Fixed-Income Portfolio (as
each of those terms are defined in Subparagraph c. below); and

ii.     the Performance Factor (rounded to the nearest one-hundredth) to be applied to the Target Award Units (and any related Dividend Equivalent Units) to determine the number of Restricted Stock Units (if any) that have vested as a result of such performance.

Such certification shall occur as soon as practicable after the end of the Evaluation Period (the date of such certification, the “Certification Date”). If the Committee certifies the vesting of a number of Units that is less than the Maximum Award Units, then with respect to all other Units that could have been earned under this Agreement, the Award will terminate and be forfeited automatically.

c.    Number of Units Vesting. The number of Restricted Stock Units (if any) that vest in connection with the Award will be determined by application of the following formula:

Number of Units Vesting = Target Award Units x Performance Factor

i.    The Performance Factor will be determined after the expiration of the
Evaluation Period based on the fully taxable equivalent total return of the segment(s) of the Company’s fixed-income investment portfolio that constitute(s) Managed Portfolios
(the “Fixed-Income Portfolio” or “Portfolio”), in comparison to the total returns of the group of comparable investment firms identified by the Independent Data Source (the
“Investment Benchmark”), each calculated for the three calendar years comprising the
Evaluation Period. For purposes of this Agreement, the “Independent Data Source” shall be a third party independent data source determined by the Committee and, initially and until further action of the Committee, shall be Investment Metrics. After the end of the
Evaluation Period, the Independent Data Source will determine the firms that are included in the Investment Benchmark in accordance with the criteria specified on
Exhibit I hereto. The Independent Data Source will also supply to the Company the monthly total return data for each of the Investment Benchmark firms for the three-year period ending on the last day of the Evaluation Period.

Investment results for the Fixed-Income Portfolio will be marked to market, including the benefit of any state premium tax abatements for municipal securities held in the Portfolio that are realized by the Company during the Evaluation Period, in order to calculate the
Portfolio’s fully taxable equivalent total return, compounded on a monthly basis, for the
Evaluation Period. The investment performance achieved by the Fixed-Income Portfolio for the Evaluation Period will then be compared against the total returns of the firms included in the Investment Benchmark for the same period, also compounded on a monthly basis, as determined by the Company from the monthly performance data supplied by the Independent Data Source for each firm in the Investment Benchmark, to determine where the Fixed-Income Portfolio’s performance falls on a percentile basis when compared to the firms in the Investment Benchmark, as further described in Exhibit
II hereto (“Performance Ranking”).

The Portfolio’s Performance Ranking will be used to determine a performance score of between 0.00 and 2.00 for the Evaluation Period, based on the following schedule:

Score = 0.00 Rank at or below	Score = 1.00 Rank equal to	Score = 2.00 Rank at or above
25th Percentile	50th Percentile	75th Percentile

A Performance Ranking between the values identified in the schedule will be interpolated on a straight-line basis to generate the Performance Factor, as further described on
Exhibit II.

ii.    The Company will work with the Independent Data Source to ensure, to the extent practicable, that the list of firms comprising the Investment Benchmark and all data necessary to calculate the Performance Ranking and the Performance Factor are
received by March 1st of the year immediately following the Evaluation Period. In all events, distributions under this Agreement must be made on or before March 15th of the year immediately following the Evaluation Period.

iii.    In the event that the Independent Data Source (or its successors or assigns) ceases to provide or publish the information required to calculate the
Performance Factor, or modifies the information in such a way as to render the comparisons required by this Agreement to be not meaningful, in the Committee’s sole judgment, the determinations required above shall be made using such comparable
Company and other investment data as may be available from another recognized provider of investment industry data as the Committee may approve in its sole discretion.

d.    Committee Discretion. Notwithstanding anything to the contrary contained in this Agreement, at or prior to the time of vesting, the Committee, in its sole discretion, may reduce the number of Restricted Stock Units that otherwise would vest according to this
Agreement, or eliminate the Award in full. The Committee, in its sole discretion, may treat
Participant differently than other individuals for these purposes. Any such determination by the Committee shall be final and binding on Participant. Under no circumstances shall the
Committee have discretion to increase the award to Participant in excess of the number of Units that would have been awarded at vesting based on this Paragraph 4 (excluding adjustments required by Section 3(c) and/or Section 11 of the Plan).

The Award shall vest in accordance with and subject to the foregoing except to the extent that, prior to the Certification Date, the Award has been forfeited under the terms and conditions of the Plan or this Agreement.

5.    Dividend Equivalents. Subject to this Paragraph 5, with respect to dividends for which a record date occurs during the Restriction Period, Participant shall be credited with a Dividend Equivalent with respect to each outstanding Restricted Stock Unit, and with respect to any related Dividend
Equivalent Unit (defined below) resulting from prior reinvestments of Dividend Equivalents as provided in this Paragraph. All Dividend Equivalents so credited will be deemed to be reinvested in Restricted
Stock Units on the date that the applicable dividend or distribution is made to the Company’s shareholders, based on the Target Award Units and any Dividend Equivalent Units resulting from prior reinvestments of Dividend Equivalents, in the number of Units determined by dividing the aggregate value of the Dividend Equivalents by the Fair Market Value of the Stock on such date (rounded to the nearest thousandth of a whole Unit or as otherwise reasonably determined by the Company); provided, however, that if Dividend Equivalents cannot be reinvested in Units due to the operation of Section 3(a)
of the Plan, such Dividend Equivalents will be credited to Participant as a cash value based on the Target
Award Units and any Dividend Equivalent Units resulting from prior reinvestments of Dividend
Equivalents, which cash value shall be held by the Company (without interest) subject to this Agreement.
Any Units resulting from the deemed reinvestment of dividends in accordance with this Paragraph 5 are referred to herein as “Dividend Equivalent Units.” Dividend Equivalents shall be subject to the same terms and conditions, and shall vest or be forfeited (as applicable) at the same time, upon the same conditions, and in the same proportion, as the Target Award Units set forth in this Award; provided, however, that if the Award vests after the record date for, but before the payment date of, a dividend, then the Dividend Equivalents related to such dividend and to Units vesting on the vesting date will be paid in cash or in Stock, in the sole discretion of the Company, as soon as practicable following the payment date for such dividend.

6.    Units Non-Transferable. No Restricted Stock Units (and no Dividend Equivalents) shall be transferable by Participant other than by will or by the laws of descent and distribution. In the event all or any portion of the Award is transferred or assigned pursuant to a court order, such transfer or assignment shall be without liability to the Company, and the Company shall have the right to offset against the Award any expenses (including attorneys’ fees) incurred by the Company, or any of its Subsidiaries or Affiliates, in connection with such attempted transfer or assignment.

7.    Executive Deferred Compensation Plan. If Participant is eligible, and has made the appropriate election, to defer the Award into The Progressive Corporation Executive Deferred Compensation Plan (the “Deferral Plan”), and the Award is eligible for deferral under the Deferral Plan, then at the time of vesting, the Restricted Stock Units that would otherwise vest under this Agreement (but not any Dividend Equivalents, which shall be delivered to Participant in accordance with Paragraph 10), instead of being delivered to Participant shall be credited to Participant’s account under the Deferral Plan, subject to and in accordance with the terms and conditions of the Deferral Plan and any related deferral agreement.

8.    Termination of Employment. Except as otherwise provided in the Plan, including
Section 11 (Change in Control Provisions) and Section 14(d) thereof, or in this Paragraph 8, or as otherwise determined by the Committee, if Participant’s employment with the Company or any
Subsidiary or Affiliate terminates for any reason, the Award and all Restricted Stock Units (and any related Dividend Equivalents) held by Participant that are unvested or subject to restriction at the time of such termination shall be forfeited automatically immediately after such termination. Notwithstanding the foregoing:

a.    In the event that Participant’s employment terminates as a result of Participant’s death prior to Participant’s Qualified Retirement Eligibility Date, then this Agreement will remain effective for up to one year after the date of Participant’s death and the Restricted Stock
Units (and Dividend Equivalents) will vest if, when and to the extent, that the performance measures identified in Paragraph 4 above are achieved and certified by the Committee pursuant to Paragraph 4 prior to the expiration of such one (1) year period. The balance of the Award, if any, shall be forfeited;

b.    In the event that any such termination of employment occurs, for any reason other than for Cause, after the end of the Evaluation Period but prior to the Certification Date, the Award shall not be forfeited at the time of Participant’s termination and Participant shall be eligible to participate in the vesting of Restricted Stock Units (and any related Dividend Equivalents) under this Agreement to the extent certified by the Committee; and

c.    In the event that any such termination of employment occurs as a result of Participant’s Qualified Retirement before the end of the Evaluation Period, the Award (A) shall remain in effect with respect to fifty percent (50%) of the Award, which shall vest after the Committee’s certification that, and the extent to which, performance measures identified in paragraph 4 have been achieved and (B) shall terminate, effective as of the date of and immediately after the Qualified Retirement, with respect to the remaining fifty percent (50%) of the Award; provided that, with respect to any member of the Company’s Senior Management Group, and any other Participant specified in writing by the Compensation Committee (if the Participant is, at the time of such specification, an executive officer of the Company) or by the Company’s Chief Executive Officer and Chief Human Resource Officer (for all other Participants), if such individual (i) becomes eligible, after such individual’s Qualified Retirement Eligibility Date, to receive benefits under the Company’s long-term disability benefits plan provided to its employees, or (ii) has given the Company’s Chief Executive Officer (or

Chairperson of the Board, if such individual is the Chief Executive Officer) written notice of his or her intended retirement date at least twelve months but not more than eighteen months prior to such date and if such individual in fact terminates on such intended retirement date (or such earlier or later date as the Company’s Chief Executive Officer and such individual (or the Company’s Chairperson of the Board and such individual, if such individual is the Company’s Chief Executive Officer) may agree in writing and with such conditions as the Company may deem appropriate and state in such writing), then upon any Qualified Retirement of such individual consistent with such document(s), no portion of the Award will terminate on such termination date, but the Award will remain in effect in full and shall vest after the Committee certifies that, and to the extent that, the performance measures identified in paragraph 4 have been achieved (unless such performance measures are not achieved prior to the Expiration Date, in which event the Award will terminate and be forfeited, as of the Expiration Date).

d.    For purposes of this Paragraph 8:

i.
the term “Senior Management Group” means those individuals holding the following titles or positions at the time that written notice of retirement is given by such individual in accordance with Section 8(c) of this Agreement: Chief Executive Officer, and executive officers who are members of the Chief Executive Officer’s Direct Reporting Group;

ii.
the term “Qualified Retirement” means any termination of a Participant’s employment with the Company or its Subsidiaries or Affiliates for any reason (including death, but excluding an involuntary termination for Cause) that (x) qualifies as a “separation from service” within the meaning of Section 409A, and (y) occurs on or after the first day of the calendar month in which either of the following conditions are scheduled to be satisfied:

(A)	the Participant is 55 years of age or older and has completed at least fifteen (15) years of service as an employee of the Company or one or more of its Subsidiaries or Affiliates; or

(B)	the Participant is 60 years of age or older and has completed at least ten (10) years of service as an employee of the Company or one or more of its Subsidiaries or Affiliates;

provided, however, that if Participant provided any service as an employee to any entity (or one or more of its subsidiaries or affiliates) that became a Subsidiary or Affiliate of the Company as a result of the Company’s acquisition, directly or indirectly, of the assets of such entity (and/or of one or more of its subsidiaries or affiliates) or all or a controlling interest in such entity’s capital stock or other equity interests (such entity being the “Acquired Entity), then Participant’s service as an employee of the Acquired Entity (or one or more subsidiaries or affiliates of the Acquired Entity) prior to the date of such acquisition by the Company shall not be treated as “service as an employee of the Company or one or more of its Subsidiaries or Affiliates” for purposes of this Paragraph 8(d)(ii); and

iii.
the term “Qualified Retirement Eligibility Date” means the first day of the earliest calendar month in which the Participant is scheduled to satisfy either of the age and years-of-service requirements for a Qualified Retirement as defined in Paragraph 8(d)(ii) of this Agreement.

9.    Disqualifying Activity. Notwithstanding any other provision of this Agreement, if the Committee determines that Participant is engaging in, or has engaged in, a Disqualifying Activity, the provisions of Section 10(b) of the Plan will apply.

10.    Delivery at Vesting. Subject to the provisions of the Plan and this Agreement, upon vesting of all or part of the Award, the Company shall deliver to Participant one share of Stock in exchange for each such vested Restricted Stock Unit and for each Dividend Equivalent Unit related thereto and cash in the amount of any other related Dividend Equivalents, and all Restricted Stock Units and Dividend Equivalents) shall be cancelled. Unless determined otherwise by the Company at any time prior to the applicable delivery, each fractional Restricted Stock Unit (and related Dividend Equivalent Unit) shall vest and be settled in an equal fraction of a share of Stock. The delivery of such shares of Stock shall be on or as soon as practicable following the Certification Date, but in no event later than March 15 of the calendar year following the year in which the Certification Date occurred.

11.    Taxes. No later than the date as of which an amount relating to the Award first becomes taxable, Participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any Taxes and other items of any kind required by law to be withheld with respect to such amount. The obligations of the Company under the Plan and this Agreement shall be conditioned on such payment or arrangements and the Company and its Subsidiaries and Affiliates, to the extent permitted by law, shall have the right to deduct any such Taxes from any payment of any kind otherwise due to Participant. At vesting, Restricted Stock Units and related Dividend Equivalent Units will be valued at the Fair Market Value of the Company’s Stock on such date.

Unless otherwise determined by the Committee, Participant must satisfy the minimum statutory tax withholding obligations resulting from the vesting of Restricted Stock Units and related Dividend Equivalents (“Minimum Withholding Obligations”) by surrendering to the Company Restricted Stock Units and/or Dividend Equivalents that are then vesting (or shares of Stock issuable as a result of the vesting) with a value sufficient to satisfy the Minimum Withholding Obligations.

Under no circumstances will Participant be entitled to satisfy any Minimum Withholding Obligations by surrendering Restricted Stock Units that are not then vesting or any Restricted Stock Units that Participant has elected to defer under Paragraph 7 above. Any request by Participant to satisfy Minimum Withholding Obligations by surrendering shares of Stock owned by Participant prior to the date of such satisfaction must be specifically approved in advance by the Committee. All surrenders of Units or shares of Stock and any requests for approval of alternative payment arrangements must be made by Participant in accordance with such procedures as may be adopted by the Company in connection therewith, and subject to such rules as have been or may be adopted by the Committee.

12.    Non-Solicitation. In consideration of the Award made to Participant under this Agreement, starting on the Grant Date and ending on the date that is exactly twelve (12) months after Participant's “Separation Date” (defined below), Participant shall not directly or indirectly recruit or solicit for hire, or hire, or assist in any manner in the recruitment, solicitation for hire or hiring, of any employee or officer of the Company or any of its Subsidiaries or Affiliates, in each case involving employment by any individual, business or entity other than the Company or one of its Subsidiaries or Affiliates, or in any way induce any such employee or officer to terminate his or her employment with the Company or any of its Subsidiaries or Affiliates. For purposes of this Paragraph 12, "Separation Date" means the date on which Participant's employment with the Company or one of its Subsidiaries or Affiliates terminates for any reason. A violation of this Paragraph 12 by Participant shall constitute a “material violation” of an “agreement between the Participant and the Company” within the meaning of clause (iii) of the definition of Disqualifying Activity. The provisions of this Paragraph 12 shall be in addition to, and shall not supersede or replace, the provisions of any employment or other agreement between Participant and the Company or any of its Subsidiaries or Affiliates that contains similar or additional restrictions on Participant.

13.    Recoupment. If the Securities and Exchange Commission adopts final rules under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act that require, as a condition to the Company’s continued listing on a national securities exchange (“Exchange”), that the Company develop and implement a policy requiring the recovery of erroneously awarded compensation, and such regulations are applicable to Participant and the Award granted pursuant to this Agreement, then the Award shall be subject to recoupment pursuant to the terms of the rules of the Securities and Exchange Commission and any applicable Exchange and any policy of the Company adopted in response to such rules. The provisions of this Paragraph 13 are in addition to the rights of the Company as set forth in Section 14(h) of the Plan.

14.    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the Award and, except as provided in Paragraph 12, supersedes and cancels any other agreement, representation or communication, whether oral or in writing, between the parties relating to the Award, provided that the Agreement shall be at all times subject to the Plan.

15.    Amendment. The Committee may amend the terms of this Award to the fullest extent permitted by Section 12 of the Plan.

16.     Acknowledgments. Participant: (a) acknowledges receiving a copy of the Plan Description relating to the Plan, and represents that he or she is familiar with all of the material provisions of the Plan, as set forth in such Plan Description; (b) accepts this Agreement and the Award subject to all provisions of the Plan and this Agreement; and (c) agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee relating to the Plan, this Agreement or the Award.

Participant evidences his or her agreement with the terms and conditions of this Agreement, and his or her intention to be bound by this Agreement, by electronically accepting the Award pursuant to the procedures adopted by the Company. Upon such acceptance by Participant, this Agreement will be immediately binding and enforceable against Participant and the Company.

THE PROGRESSIVE CORPORATION

By: /s/     Daniel P. Mascaro
Vice President & Secretary

EXHIBIT I

INVESTMENT BENCHMARK CRITERIA

After the end of the Evaluation Period, the Independent Data Source will determine the firms comprising the Investment Benchmark for the Plan year from its records and will supply to the Company the monthly total returns and any other relevant data for each of those firms for the Evaluation Period.

A firm will be included in the Investment Benchmark if the Independent Data Source is able to determine from its records that:

1.
The firm has provided monthly data regarding its holdings and investment return, as necessary to determine or calculate such firm’s monthly total return, and to evaluate such firm’s compliance with each of the criteria set forth below, for the entire Evaluation Period; and

2.
At all times during the Evaluation Period, the information provided by the firm shows, or the Independent Data Source is able to calculate, that such firm’s investment portfolio satisfies each of the following criteria:

Duration:             Effective Duration between 1.5 years and 5.0 years
Credit Quality Average         = A, or = AA, or = AAA, or = AAA+
Convexity (%)             >= -1
Sector Allocation:         U.S. High-Yield Corporate Debt <= 10%
Sector Allocation:         Mortgages <= 60%
Sector Allocation:         U.S. Investment-Grade Corporate Debt <= 60%
Sector Allocation:         CMBS <= 60%
Sector Allocation:         ABS <= 60%
Sector Allocation:         Emerging Markets Debt <= 5%

3.	The Company will have no discretion to alter the Investment Benchmark list after it is finalized by the Independent Data Source.

EXHIBIT II

DETERMINATION OF PERFORMANCE RANKING
AND PERFORMANCE FACTOR

Once all the total returns are calculated, the data is sorted in descending order from highest to lowest total return. From here, the process to compute the Performance Factor is as follows:

INTERPOLATED VALUES FOR SETTING TOP AND BOTTOM 25% LEVELS
The top 25% and bottom 25% total return rankings are computed based on the total number of firms in the Investment Benchmark, excluding the PCM Fixed-Income Portfolio return. For example, if there were 279 participants, the return required to earn a 2.00 portfolio performance factor would be determined by interpolating between the sixty-ninth and seventieth firm’s returns, since 25% of 279 = 69.75. The same procedure would be used to determine the 0.00 portfolio performance factor.

The total returns, computed by Investment Accounting, for the interpolated positions are calculated as follows (continuing to use an example of 279 survey firms):

Interpolated Value = Firm 69 return - ((Firm 69 Return - Firm 70 Return)*0.75)
Firm 69 = 18.35%
Firm 70 = 18.23%

Firm 69.75 (Interpolated Value) = 18.35% - ((18.35%-18.23%)*0.75) = 18.26%.

In this case, the PCM Performance Factor will equal 2.00 if its total return equals the interpolated value for Firm 69.75 or 18.26%. A similar calculation is then used to determine the bottom 25% group and interpolated value for a 0.00 performance score.

Once the two groups are computed, top and bottom 25%, the remainder of the performance scores are calculated as follows:

Performance score variance = (2.00) / Number of positions from first participant after the top 25% ranking to the 1st participant in the bottom 25% ranking. In the case of 279 participants, the number of positions to divide the 2.00 performance factors by would be 142.

The calculation for the performance score variance from 2.00 - 0.00 would be:

2.00 / 142 = .014085 per position for 279 firms

In the case of a tie in total returns between firms, each firm will have the same performance score, one step under the next higher position. The next lowest position would then be stepped down by a factor based on the number of participants who tie. In the case of a tie between two firms, the step down will be twice the performance score variance to maintain the proper stepping to the 0.00 performance score level.

Example: If firms 70 and 71 each had the same total return in the 279 firm example, then firms 70 and 71 would each have a Performance Factor of 1.985915, which is 2.00 - .014085. The number 72 position in this example would have a performance score of 1.957746, which is the required step down from 70 to 72.

In addition, if the returns are tied between the interpolated value set for the 2.00 performance score and any position below the 2.00 level, those lower positions will also be set to a 2.00 performance score. The step down factor in the performance score will work similarly as noted in the example above. For the last 25% group, all firms with total returns equaling the last interpolated total return value would have the same performance score as the last interpolated value (.014085), and all others in the last 25% group would have a 0.00 Portfolio Performance Factor.

Once all the performance scores have been created, from 2.00 to 0.00, PCM’s return is compared to the rankings to determine its Performance Factor. If the PCM return is not in the top or bottom 25% and does not match the return of any participant, then PCM’s Performance Factor is an interpolated value between the firms with the next highest and next lowest returns.

The interpolation computation for the Performance Factor based on PCM’s return is as follows:

Performance score of firm below PCM return + (PCM’s Return - Return below PCM) / (Return above PCM - Return below PCM) * (Performance score of firm above PCM - Performance score of firm below PCM)

Assuming the following data, using the 279 firm example:

Firm	Performance score	Total return
Firm above PCM	.90	13.61
PCM		13.39
Firm below PCM	.89	13.34

The calculation of PCM’s Performance Factor is:

0.89 + (13.39-13.34) / (13.61-13.34) * (0.90-0.89) = 0.89

The performance scores and the final Performance Factor are rounded to the nearest one-hundredth, if necessary.